Exhibit 99.1

Cerecor Licenses Immune Checkpoint Program from Sanford Burnham Prebys Further Expanding Pipeline of Immunology and Immuno-oncology Targets

•Cerecor completes divestiture of non-core neurology pipeline assets as it increases its focus on immunology, immuno-oncology, and rare genetic disorders

ROCKVILLE, Md. and CHESTERBROOK, Pa., June 23, 2021 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunology, immuno-oncology and rare genetic disorders, today announced that it has entered into an exclusive license agreement with Sanford Burnham Prebys for the worldwide development and commercialization of an immune checkpoint program. The acquisition further enhances the Company’s development pipeline of novel biologics that address immunology and immuno-oncology targets.

“We are delighted to enter into this license agreement with Sanford Burnham Prebys,” said Garry Neil, Chief Scientific Officer of Cerecor. “Our goal is to identify and develop programs with a promising novel target for combating specific auto-immune disorders which still have significant unmet need, and this transaction helps us achieve this goal.”

“I am excited that Cerecor will develop this much needed therapeutic,” said Carl F. Ware, the Director of the Infectious and Inflammatory Diseases Center at Sanford Burnham Prebys, a leading center in immunology research located in La Jolla, California. “This program reflects the increasing importance of novel immune checkpoints in health and disease. I look forward to Cerecor rapidly advancing this program to the clinic.”

Under the terms of the agreement, Sanford Burnham Prebys will receive an up-front payment from Cerecor and is also eligible to receive additional payments based on achievement of development, regulatory and commercial milestones, sales-based royalties and a share of sublicensing income.

Cerecor also announces that it has divested its non-core neurology pipeline assets (compounds used in CERC-301 and the COMTi platform, including CERC-406) to Alto Neuroscience and ES Therapeutics, respectively. The Company previously disclosed its intentions to explore strategic alternatives for these neurology pipeline assets, which are non-core to the Company’s business, and focus on developing innovative therapies in areas of high unmet need within the fields of immunology, immuno-oncology, and rare genetic disorders. As part of the divestitures, Cerecor will receive undisclosed initial payments and is eligible to receive additional payments upon achievement of specified development, regulatory and sales-based milestones. Cerecor is also entitled to royalty payments based on net sales of CERC-301.

About Sanford Burnham Prebys Medical Discovery Institute

Sanford Burnham Prebys is a preeminent, independent biomedical research institute dedicated to understanding human biology and disease and advancing scientific discoveries to profoundly impact human health. For over 45 years, our research has produced breakthroughs in cancer, neuroscience, immunology and children’s diseases, and is anchored by our NCI-designated cancer center and advanced drug discovery capabilities. For more information, visit us at SBPdiscovery.org or on Facebook at facebook.com/SBPdiscovery and on Twitter @SBPdiscovery.

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunology, immuno-oncology and rare genetic disorders. The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases. The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007. CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric-onset Crohn's disease and COVID-19 acute respiratory distress syndrome. CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)) and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Cerecor Inc.
sgreenway@cerecor.com
610-522-6200

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